UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2004

FIRST CHESAPEAKE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	0-21912	54-1624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 YAMATO ROAD, SUITE 100

BOCA RATON, FLORIDA 33431

(Address of principal executive offices)

(561) 981-1850

(Registrant’s telephone number including area code)

ITEM	5. Other Events and Regulation FD Disclosure.

First Chesapeake Financial Corporation (OTC BB: FCFKE) on April 27, 2004, announced that it defaulted on its Series F Senior Secured Convertible Debenture (“Series F Debenture”) issued to GL Equities, LLC (“GL”) on January 9, 2004.

First Chesapeake defaulted on the Series F Debenture by (1) not making payments of interest for the Month of March on the Series F Debenture, (2) defaulting on mortgage payments for a pledged property, (3) not delivering stock powers to GL from All American Companies, Inc., (4) not hiring a CFO reasonably acceptable to GL, and (5) not delivering stock certificates for shares of All American Companies, Inc. as required under an accompanying agreement to the Series F Debenture.

The Series F Debenture is secured by all of First Chesapeake’s tangible and intangible assets, as well as a Trust Mortgage Deed encumbering certain real property in West Virginia owned by First Chesapeake’s subsidiary, Professional Property Developers, LC. The Series F Debenture is also secured by 5,400,000 shares of First Chesapeake common stock that All American Companies, Inc. presently owns and an additional 4,600,000 shares of First Chesapeake Common stock that it is entitled to have issued once First Chesapeake’s shareholders authorize an increase in the number of authorized shares of common stock.

The Series F Debenture is guaranteed by All American Companies, Inc., Collateral One Mortgage Corporation, a wholly owned subsidiary of First Chesapeake, Professional Property Developers, LC, a wholly owned subsidiary of First Chesapeake, Kautilya Sharma, a/k/a Tony Sharma, the Chairman and CEO of First Chesapeake, together with his wife Sheenoo Sharma.

On March 16, 2004, GL initiated foreclosure proceedings against the real property owed by Professional Property Developers, LC and instructed the Escrow Agent holding the Trust Mortgage Deed to file it. The deed was filed on March 19, 2004.

The real property in West Virginia consists of a building and 7.5 acres of land constituting approximately $3,570,000 and $3,500,000 of assets, respectively. The real property was encumbered by a $1,886,235 mortgage on the building due to Huntington Bank, a $187,380 note payable due to Fifth Third Bank from a loan, and a $816,365 note payable on the land. The real property also secured the Series F Debenture to GL, valued at $1,018,321. First Chesapeake experienced a $3,161,700 loss due to the foreclosure.

It is First Chesapeake’s position that its obligations under the Huntington Bank mortgage, the Fifth Third Bank loan, and the note payable on the land have been extinguished due to the foreclosure. Additionally, it is First Chesapeake’s position that the Series F Debenture has been satisfied, and that the conversion rights set forth in the Series F Debenture have been extinguished. Management is still analyzing how these events will affect First Chesapeake. First Chesapeake is also in the process of retaining a bankruptcy attorney to assist First Chesapeake to determine if filing on behalf of Professional Property Developers, LC a petition for relief under the Bankruptcy Code and thereafter filing a preference action against the holders of the Series F Debenture under Section 547 of the Bankruptcy Code would be in First Chesapeake’s best interests.

On April 26, 2004, First Chesapeake’s Board of Directors accepted the resignation of Utpal Dutta as Secretary of First Chesapeake’s Board of Directors, as Chief Operating Officer of First Chesapeake, and as a Director of Collateral One Mortgage Corporation, a wholly-owned subsidiary of First Chesapeake. Mr. Dutta gave his resignation to the Company on April 20, 2004. Mr. Dutta did not cite a reason for his resignation.

On April 26, 2004, First Chesapeake’s Board of Directors appointed Vincent L. Muratore as Executive Vice President and as Chief Operating Officer of First Chesapeake. Mr. Muratore also currently serves on the Board of Directors of Flagler Bank. Mr. Muratore’s experience includes serving as an Executive Vice President at Travelers Mortgage Services, Inc. from 1980 – 1987 and founding two mortgage origination companies.

This report contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through September 30, 2003.

ITEM 6. Resignations of Registrant’s Directors.

First Chesapeake Financial Corporation (OTC BB: FCFKE) on April 26, 2004 accepted the resignation of Utpal Dutta as a Director of First Chesapeake. Mr. Dutta gave his resignation to the Company on April 20, 2004. Mr. Dutta did not cite a reason for his resignation. First Chesapeake’s Board of Directors will consider a replacement for Mr. Dutta at its next meeting.

This report contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2004	First Chesapeake Financial Corporation

/s/ Vincent L. Muratore
Vincent L. Muratore
COO and Executive Vice President